Exhibit 6.21

SECOND AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

This Second Amendment to Executive Employment Agreement is entered into by and between Scott LaPorta (the “Executive”) and Sugarfina Corporation (the “Company”), the successor to Sugarfina Holdings LLC, and amends the terms of that certain Employment Agreement by and between Executive and Company effective November 1, 2019, and that certain Amendment to the Employment Agreement dated April 16th, 2023 (together, the “Agreement”) between the Executive and the Company (the “Second Amendment”).

WHEREAS, the Executive and the Company have agreed to an adjustment of Executive’s base salary in consideration of an adjustment to the Executive’s work schedule;

WHEREAS, the Company desires to amend the terms of the Agreement to allow for a three (3) year extension;

WHEREAS, the Company desires to grant Executive an award of 50,000 additional stock options;

WHEREAS, the Company desires to amend Executive’s bonus plan for the extended term of the Agreement.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	The term of the Agreement is extended for three (3) years commencing on February 2nd, 2025.

2.	Effective February 2, 2025, the Company agrees to change Executive’s base salary to the annual rate of $500,000. In consideration of the change in Executive’s base salary and irrespective of anything to the contrary in Section 1 of the Employment Agreement of November 1, 2019, Executive shall be entitled to one half-day (0.5) of Executive’s choosing each work week during which Executive shall be relieved of all duty.

3.	The Company shall award Executive 50,000 stock options pursuant to the terms of that certain Equity Incentive Plan of 2020 as amended.

4.	Section 4 of the Employment Agreement dated November 1, 2019 shall be deleted in its entirety and replaced with the following provision:

   PERFORMANCE BONUS. For the duration of the Executive’s employment, the Executive shall be eligible to receive an annual performance bonus of up to 40% of the Executive’s annual salary based upon the attainment of certain pre-established goals, which performance goals will be established in good faith consultation with the Executive, and in writing as soon as reasonably practicable following the start of the applicable fiscal year, based on the Company's overall performance at the conclusion of each fiscal year (the "Performance Bonus"), provided that the Executive is employed in good standing by the Company on the last date of the applicable fiscal year. For purposes of this Agreement, "good standing" means that the Executive has not provided notice of resignation, and the Executive has not received notice of termination for "Cause" as defined in Section 9(b) hereunder. The Executive’s Performance Bonus shall be awarded as a percentage of the Executive’s base salary based upon achievement of certain revenue and EBITDA goals as detailed in Table 5(a) below. The percentage of Executive’s base salary indicated in Column C shall be earned fifty percent (50%) by the achievement of the revenue goal in the corresponding row of column A and fifty percent (50%) by the achievement of the EBITDA goal in the corresponding row of column B. The Performance Bonus shall be payable in cash within 90 days following the end of each calendar year.

For example, if the Company’s percentage of revenue growth for a given year is 10%, and the EBITDA margin is 8%, the Executive’s Performance Bonus for the year would equal 25% of base salary ([30% x 0.5] + [20% x 0.5]).

	Column A	Column B	Column C
	Percentage Revenue Growth*	Percentage EBITDA Margin*	Payout % of Base Salary
	25+%	16+%	40%**
	20%	15%	38%
	18%	14%	36%
	14%	12%	33%
target	10%	10%	30%
	9%	9%	25%
	8%	8%	20%
	7%	7%	15%
	6%	6%	10%
	5%	5%	5%
	<5%	<5%	0%

    * compared with previous calendar year

** for the avoidance of doubt, the maximum total bonus percentage available to be awarded in a given calendar year shall be 40% of Executive’s base salary.

All other terms of the Agreement shall remain the same.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the respective dates written below.

*Signatures on following page*

*Signature page to Second Amendment to Executive Employment Agreement* COMPANY

___/s/ Diana Derycz-Kessler________

Diana Derycz-Kessler

Date:___3/5/2025____

EXECUTIVE

__/s/ Scott LaPorta______

Scott A. LaPorta

Date:__3/5/2025____